EXHIBIT 99.1

DHI Group, Inc. Announces New Appointment to the Board of Directors

CENTENNIAL, Colorado January 29, 2021- DHI Group, Inc. (NYSE: DHX) (the “Company”) today announced Kate Swann, Chief Operating Officer at Purpose, has been appointed to the Company’s board of directors.

“I’m excited for Kate to join our board, as she’s an experienced leader with a demonstrated track record driving growth within various business models and customer sectors in the digital technology industry, nicely complementing our already diverse and accomplished board of directors,” said Art Zeile, CEO of DHI Group, Inc.

Ms. Swann has extensive experience managing at growth stage consulting companies and digital agencies. In her current role as Chief Operating Officer at Purpose, a social impact digital agency recently acquired by Capgemini, Ms. Swann develops growth strategies and business planning to ensure the company maximizes its resources and mobilizes talent for the greatest impact to its community and partners. Prior to joining Purpose, she served as Chief Operating Officer at Blue State Digital, a tech and creative agency that works with mission-driven organizations to build and mobilize communities, best known for its work with the Obama administration. Earlier in her career, Ms. Swann was the Chief Operating Officer at Frog Design and served in the managing director role at Fry, an ecommerce consulting firm, and Organic, a digital marketing agency.

“My deep expertise in digital technology and digital marketing will provide valuable insight to DHI as the Company continues to execute upon its strategy to deliver innovative products and best-in-class services to employers and professionals,” said Kate Swann.

Ms. Swann earned a Bachelor of Arts from Evergreen State College and has a Master’s degree in Performance Studies from New York University. Ms. Swann also serves as a board member at Graham Windham, as well as the Women’s Forum of New York.

The Company also announced Carol Carpenter, Chief Marketing Officer of VMWare, will resign from the board of directors effective on January 31, 2021.

“I thank Carol for her meaningful insights and contributions to our board. Her deep passion for technology and marketing influenced much of the strategy we have today and we’re grateful for her guidance in shaping innovation and digital marketing initiatives at DHI,” said Mr. Zeile.

With this new addition and Ms. Carpenter’s departure on January 31st, the board of directors for DHI Group will be comprised of eight members, seven of whom are independent.

Investor Contact
MKR Investor Relations
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
VP of Engagement
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) is a provider of software products, online tools and services to deliver career marketplaces to candidates and employers globally. DHI's three brands -- Dice, ClearanceJobs and eFinancialCareers — enable recruiters and hiring managers to efficiently search, match and connect with highly skilled technologists in specialized fields, particularly technology, those with active government security clearances and in financial services. Professionals find ideal employment opportunities, relevant job advice and personalized data to best manage their whole technologist life. For 30 years, we have leveraged the latest technology to foster career connections in multiple markets including North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.